Exhibit 5.1

Nicole C. Brookshire

+1 617 937 2357

nbrookshire@cooley.com

October 25, 2019

Progyny, Inc.
245 5th Avenue
New York, New York 10016

Ladies and Gentlemen:

We have acted as counsel to Progyny, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 22,513,187 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), consisting of (i) 1,475,712 shares of Common Stock (the “2008 Plan Shares”) issuable pursuant to the Company’s 2008 Stock Plan, as amended (the “2008 Plan”), (ii) 16,277,767 shares of Common Stock (the “2017 EIP Shares”) issuable pursuant to the Company’s 2017 Equity Incentive Plan, as amended (the “2017 EIP”), (iii) 3,059,708 shares of Common Stock (the “2019 EIP Shares”) issuable pursuant to the Company’s 2019 Equity Incentive Plan (the “2019 EIP”),  and (iv) 1,700,000 shares of Common Stock, (together with the 2008 Plan Shares, the 2017 EIP Shares and the 2019 EIP Shares, the “Shares”) issuable pursuant to the Company’s 2019 Employee Stock Purchase Plan (together with the 2008 Plan, the 2017 EIP and the 2019 EIP, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the forms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each of which is to be in effect immediately prior to the closing of the Company’s initial public offering, in the forms filed as Exhibits 3.2 and 3.4, respectively, to the Company’s registration statement (No. 333-233965) on Form S-1, (d) the Plans, and (e) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery, by all persons other than by the Company, of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.  We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP   500 Boylston Street   Boston, MA   02116-3736
t: (617) 937-2300  f: (617) 937-2400  cooley.com

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Nicole C. Brookshire
Nicole C. Brookshire